Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS RECORD FIRST QUARTER RESULTS;
MANAGEMENT RAISES 2007 GUIDANCE
     Tempe, AZ — May 3, 2007 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported record financial results for the first quarter ended March 31, 2007.
First Quarter 2007 vs. First Quarter 2006
•	Total revenues increased 29.4% to $73.0 million from $56.4 million;

•	Lease revenues increased 28.2% to $66.1 million from $51.5 million;

•	Lease revenues comprised 90.5% of total revenues as compared to 91.3% during the 2006 first quarter;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) increased 34.7% to $31.7 million from $23.6 million;

•	Net income increased 54.8% to $12.7 million as compared to $8.2 million; diluted earnings per share (“EPS”) increased 34.6% to $0.35 from $0.26 per diluted share; and

•	Operating margin increased to 36.7% from 35.3%.
These results include share-based compensation expenses under SFAS 123(R) of approximately $0.9 million before tax and $0.6 million after tax applicable to share-based compensation in the first quarter of 2007; in the first quarter of 2006, the SFAS 123(R) impact was approximately $0.8 million before tax and $0.6 million after tax.
Other First Quarter Highlights
•	Internal growth (the increase in leasing revenues at locations open one year or more, excluding any growth from acquisitions at those locations) remained strong at 15.4% in the first quarter of 2007; the internal growth rate was 15.6% during the fourth quarter of 2006;

•	The average utilization rate was 79.0% versus 80.1% during the first quarter of 2006;

•	The lease fleet grew 28.5% to approximately 152,200 units at March 31, 2007 as compared to approximately 118,400 units at March 31, 2006;

•	Yield (total lease revenues per unit on rent) was approximately 0.5% ahead of last year’s first quarter. Excluding European locations, yield was up 5.1% as compared to the 2006 first quarter;

•	The average number of units on rent increased 27.6% to approximately 119,700 from approximately 93,800 in the first quarter of 2006; and

•	Funded debt to EBITDA was 2.5-to-1 at March 31, 2007, compared to 3.5-to-1 at March 31, 2006.
Business Overview
Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “Our first quarter internal growth rate was higher than expected and translated into better than expected lease revenues, EBITDA and diluted earnings per share.”
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Mobile Mini, Inc. News Release	Page 2
May 3, 2007
He went on to say, “We are especially pleased by the 20% increase in lease revenues achieved by our European branches as compared to the same period last year when those locations were not part of Mobile Mini. This exceptional growth is, we believe, only the beginning of the results we can achieve now that we have our own yards, trucks, systems and a far more developed product line at our European branches compared to one year ago. While there is still more to be done, it is also a good sign that sales revenues as a percentage of total revenues is declining while lease revenues have been on the rise.”
Mr. Bunger pointed out, “The seven European branches along with the two California locations that were part of the same transaction in April 2006 will be factored into our internal growth rate for the 2007 second quarter. Also, we are closing in on the one year anniversary of ownership for the upstate New York branch in early May and the Wichita and Pensacola locations in early June, which means they will be partially represented in our second quarter internal growth rate. With Vermont being our first new market of 2007, we plan to have Mobile Mini branches in three to five additional new markets this year.”
The Business Model
Mobile Mini’s business model involves substantial fixed costs at all of its 63 locations in order to maintain the infrastructure necessary to support growth. Operating margins increase with growth in the number of containers on lease at existing locations. While newer locations produce lower operating margins until we are able to increase their number of containers on lease, they are also the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established and that older branches produced healthy returns on invested capital.

	After Tax Return on Invested		Operating Margin %
Year Branch	Capital (NOPLAT)		(after corporate allocation)
Established	12 months ended March 31,		3 months ended March 31,
	2007	2006	2007	2006
Pre-1998 total	18.3%	17.8%	45.2%	41.8%
1998	17.2%	17.8%	49.3%	45.3%
1999	13.4%	9.0%	34.4%	25.6%
2000	14.3%	12.2%	38.8%	30.2%
2001	10.2%	12.8%	37.1%	35.2%
2002	13.4%	10.3%	36.5%	27.7%
2003	13.7%	8.2%	30.2%	20.7%
2004	3.5%	(0.2%)	12.3%	8.3%
2005	4.4%	(20.3%)	20.3%	(77.7)%
2006	11.5%	N/A	3.8%	N/A
2007	N/A	N/A	N/A	N/A
All Branches	15.1%	14.1%	36.7%	35.3%

Mobile Mini, Inc. News Release	Page 3
May 3, 2007
Lawrence Trachtenberg, Executive Vice President & CFO, noted, “In recent weeks, we have taken action to reduce interest expense, provide lower cost of capital and, in general, further strengthen our financial position. We have tendered for $97.5 million of our 9.5% Senior Notes and are replacing them with $150 million of 6-7/8% Senior Notes. As previously reported, these notes will be sold to the initial purchasers at 99.548% of par value, less discounts and commissions. Closing of these transactions is expected on May 7, 2007, subject to customary closing conditions. Also, next week, we will be finalizing an amended revolving line of credit which increases the maximum amount we may borrow from $350 million to $425 million. We also will have the right to increase the maximum borrowing limit to $500 million. The new credit facility will have a scheduled maturity date of May 7, 2012.”
Announces Second Quarter Guidance and Raises 2007 Guidance
Mr. Trachtenberg continued, “For the second quarter of the year, we are looking for lease revenues of between $69 million and $70 million, resulting in EBITDA of approximately $32.5 million to $33 million and pro forma diluted EPS in the $0.36 to $0.38 range. Mobile Mini’s 2007 pro forma earnings guidance for the second quarter excludes a debt extinguishment charge of approximately $11.1 million before tax or approximately $0.18 per diluted share, after tax, in connection with the tender offer and a related consent solicitation related to the 9.5% Senior Notes due 2013. Including the impact of the debt extinguishment charge, Mobile Mini’s 2007 second quarter diluted EPS guidance should be in the $0.18 to $0.20 range.
In light of the stronger than expected first quarter results and the expected interest savings, management has raised 2007 pro forma guidance to:
•	Leasing revenues should be between $285 million and $290 million;

•	EBITDA should be in the $139 million to $142 million range;

•	Diluted earnings per share is anticipated to be between $1.53 and $1.58, which represents an $0.08 per share increase over the lower and upper range of prior guidance.
2007 pro forma earnings guidance excludes approximately $11.1 million of debt extinguishment expense related to the early retirement of the 9.5% Senior Notes.
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, Thursday, May 3rd at 12:00 noon EDT to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
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Mobile Mini News Release	Page 4
May 3, 2007
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 158,000 portable storage units and portable offices with 63 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P SmallCap Index.
This news release contains forward-looking statements, particularly regarding operating prospects and expansion opportunities for 2007 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini News Release	Page 5
May 3, 2007
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2007	2006

Revenues:
Leasing	$66,053	$51,534
Sales	6,654	4,528
Other	313	358

Total revenues	73,020	56,420

Costs and expenses:
Cost of sales	4,459	2,914
Leasing, selling and general expenses	36,838	29,996
Depreciation and amortization	4,891	3,588

Total cost and expenses	46,188	36,498

Income from operations	26,832	19,922

Other income (expense):
Interest income	8	51
Interest expense	(5,953)	(6,446)

Income before provision for income taxes	20,887	13,527
Provision for income taxes	8,190	5,323

Net income	$12,697	$8,204

Earnings per share:
Basic:	$0.36	$0.27

Diluted:	$0.35	$0.26

Weighted average number of common and common share equivalents outstanding:
Basic	35,641	30,686

Diluted	36,633	31,682

EBITDA	$31,731	$23,561

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Mobile Mini News Release	Page 6
May 3, 2007
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except par value data)
(includes effects of rounding)

	March 31, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Cash	$2,397	$1,370
Receivables, net	32,702	34,953
Inventories	31,884	27,863
Lease fleet, net	721,874	697,439
Property, plant and equipment, net	50,132	43,072
Deposits and prepaid expenses	10,229	9,553
Other assets and intangibles, net	9,020	9,324
Goodwill	77,640	76,456

Total assets	$935,878	$900,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$20,276	$18,928
Accrued liabilities	37,384	39,546
Line of credit	218,882	203,729
Notes payable	438	781
Obligations under capital leases	30	35
Senior Notes	97,500	97,500
Deferred income taxes	105,528	97,507

Total liabilities	480,038	458,026

Commitments and contingencies

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 35,902 and 35,898 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	359	359
Additional paid-in capital	269,621	268,456
Retained earnings	182,416	169,718
Accumulated other comprehensive income	3,444	3,471

Total stockholders’ equity	455,840	442,004

Total liabilities and stockholders’ equity	$935,878	$900,030

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.mobilemini.com
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